Exhibit 10.7

To:	Goldman Sachs Credit Partners L.P. as Priority Agent.

May 2007

Waiver request letter

Subject: Credit agreement dated 8 December 2006 between, amongst others, BST US Holdings, Inc. as Parent, BST Safety Textiles Acquisition GmbH as Original Borrower, Goldman Sachs Credit Partners L.P. and UBS Securities LLC as Mandated Lead Arrangers, Goldman Sachs Credit Partners L.P. as Priority Agent and UBS AG, Stamford Brach as Second Lien Agent as amended on 1 April 2007 (the “Credit Agreement”) .

Waiver of application of mandatory prepayment provisions relating to the proposed offering of ITG Notes (defined below)

1.	We refer to the proposed $80,000,000 senior subordinated notes due 2011 to be issued by ITG (the “ITG Notes”). The ITG Notes will constitute senior subordinated debt of ITG with no credit support other than a first priority pledge over the shares that ITG holds in the Parent.

2.	The holders of the ITG Notes have confirmed that they will include in the documentation evidencing the ITG Notes a non-reliance representation and undertaking as required pursuant to clause 27.36 of the Credit Agreement and in the form set out in the Exhibit to this waiver request.

3.	We note that the proceeds of the ITG Notes will constitute ITG Debt Proceeds.

4.	We hereby request that the Priority Lenders waive the requirement of Clause 12.2(b)(vi) of the Credit Agreement which requires the Borrower to prepay Loans in an amount equal to the Relative Commitment Factor multiplied by the amount of ITG Debt Proceeds.

5.	We also request that the Majority Lenders waive any breach of Clause 25 (Information undertakings) that may have been caused as a result of the financial statements delivered by the Parent for the period to and including 31 December 2007 pursuant to Clause 25.1 of the Credit Agreement not being consolidated at the Parent level.

The background to this request is that BST US Holding, Inc. (the “Parent”) is a US company that was established for the acquisition process. Since we had always planned to switch our financial reporting for the BST Group from German GAAP to US GAAP, we believed it would not be necessary to include the Parent in the consolidated statements under German GAAP. We had always planned to consolidate the Parent in the financial statements of the BST Group following completion of the switch-over to US GAAP. We expect the switch-over to be completed and therefore for the Parent to be consolidated in the financial statements of the BST Group for the Financial Year commencing on 1 January 2008.

6.	We further request that the Majority Lenders agree to the following amendments being made to the Credit Agreement:

6.1	Clause 12.2(b) (iv) be amended by including the following in line 3 immediately after the words “Excluded Equity Issuance)”:

“and after in the case of a Qualified Issuance (as defined in the ITG Note Purchase Agreement) deducting such amount not exceeding $7,500,000 as is required to be paid by ITG by way of accrued interest under the ITG Notes”1; and

6.2	the following definitions be added to Clause 1.1 (Definitions) of the Credit Agreement:

“ITG Note Purchase Agreement” means the senior subordinated note purchase agreement dated as of June 6, 2007 relating to the ITG Notes.

“ITG Notes” means the proposed $80,000,000 18.00% senior subordinated notes due June 6, 2011 to be issued by ITG.

6.3	the definition of “Total Debt” in Clause 26.1 of the Credit Agreement be amended by adding the following at the end of such definition:

“after deducting the aggregate amount of cash and Cash Equivalent Investments held by any member of the BST Group at that time”.

Please could you confirm that the Majority Lenders (for the purposes of paragraphs 5 and 6 above) and the Priority Lenders (for the purpose of paragraph 4 above) consent to the waivers and the amendments requested by counter-signing this letter.

All capitalised terms in this letter otherwise undefined, have the same meaning as those terms defined in the Credit Agreement.

/s/
For and on behalf of BST US Holdings, Inc. as Parent

[1]

“Qualified Issuance” is defined in the ITG Note Purchase Agreement as an offering or series of offerings of equity securities of ITG pursuant to a registration statement under the Securities Act which securities are listed on either the New York Stock Exchange or NASDAQ and the incurrence of additional non-revolving indebtedness for borrowed money by ITG which, collectively, result in gross proceeds of at least $175,000,000.

Acknowledged and confirmed by:

/s/

For and on behalf of Goldman Sachs Credit Partners L.P. as Priority Agent (acting on the instructions of the Majority Lenders (for the purposes of paragraphs 5 and 6 above) and all of the Priority Lenders (for the purpose of paragraph 4 above))

Date: 04 June 2007

EXHIBIT

Each Purchaser acknowledges and agrees that it is not relying, and shall not rely, on any present or future claim on the assets of the BST Group and hereby covenants and agrees that it shall not take any action that is inconsistent with such non-reliance. Notwithstanding anything to the contrary in the foregoing sentence, each Purchaser is relying on the value of the Stock of BST pledged pursuant to the Pledge Agreement, and its first priority perfected lien thereon, in determining to purchase the Notes.

“BST” means BST US Holdings, Inc., a Delaware corporation.

“Pledge Agreement” means the pledge agreement dated as of the date hereof made by the Company in favor of the Purchasers, which agreement shall be substantially in the form of Exhibit 2, as such agreement may be amended, modified or supplemented from time to time in accordance with its terms.

“Stock” means all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, shares, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting.